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                                                                   EXHIBIT 10.42


                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.



                               September 25, 2000



Altamont Capital Management
Mr. Joseph A. Wagda
547 Blackhawk Club Drive
Danville, CA 94506

Gentlemen:

         This letter will constitute the basis under which Mr. Joseph A. Wagda will perform services for BrightStar Information Technology Group, Inc. (the "Company") from and after September 16, 2000. In addition, this letter will amend the BrightStar Nonqualified Stock Option Agreement (the "Option Agreement") dated as of June 23, 2000 by and between Mr. Wagda and the Company.

         As you know, the Company has a number of serious problems (not of your making) which need immediate attention, and we are hoping that you will be able to improve the situation.

SERVICES FROM AND AFTER SEPTEMBER 16, 2000

         From and after September 16, 2000, Mr. Wagda will perform executive and operational management services for the Company and, as of October 2, 2000, serve as interim President and Chief Executive Officer. These services will be at the direction of the Board of Directors and will consist of direct and active participation in the Company's key strategic and operational decisions, including matters such as evaluation of the Company's strategic alternatives, negotiations with third parties in connection with significant Company transactions, assistance in connection with engagement and direction of the Company's financial advisor, review of the Company's cash flows and operational decisions affecting cash flows, and assistance with redirection of the Company's operations to improve operating performance. For each "Monthly Period" (being the period running from the 16th day of each month through the 15th day of the next month) while this agreement is in effect, Mr. Wagda is expected to make available to the Company at least 80 hours of his time. Mr. Wagda will keep records of his time and send them to the Company on a monthly basis. The time recorded by Mr. Wagda will not include time spent in meetings of the Company's Board of Directors or committees thereof. Hours recorded in accordance with the foregoing are referred to as "Credited Hours."

         As compensation for services rendered from and after September 16, 2000, the Company shall pay Altamont Capital Management, Inc., the sum of $20,000 as promptly as practicable following execution of this agreement, and thereafter in advance for each Monthly Period, the



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sum of $20,000 per month (each a "Monthly Payment") on the 16th day of every month (or the next business day thereafter), starting with October 16, 2000. In addition, for each Monthly Period in which the Credited Hours exceed 80, Mr. Wagda will be granted options to purchase shares of the Company's common stock pursuant to the Option Agreement in accordance with the amendment to the Option Agreement described below.

         The Company will also pay Mr. Wagda's reasonable out-of-pocket expenses incurred in performance of services on behalf of the Company.

         This agreement may be terminated by the Company or by Mr. Wagda at any time upon at least three business days' prior notice. If terminated by the Company, Mr. Wagda shall have no obligation to refund any part of a Monthly Payment to the Company for the Monthly Period during which termination occurs. If terminated by Mr. Wagda and the Credited Hours in the Monthly Period during which termination occurs are less than 80, Mr. Wagda shall refund a pro rata amount of the Monthly Payment, such that he retains the sum of $250 per each Credited Hour during that Monthly Period prior to termination.

AMENDMENT OF OPTION AGREEMENT

         Mr. Wagda and the Company agree that the Option Agreement is amended as follows:

         1. For the period from June 21 through September 15, 2000, in lieu of the options that would have been granted under the Option Agreement, the Company will pay Altamont Capital Management, Inc., the sum of $101,130. Said amount will be payable immediately after the closing of the sale of the Company's operations in Australia or upon a "Change of Control" (as defined below). If neither of said events occurs by January 2, 2001, the Company and Mr. Wagda shall promptly agree on a fixed schedule to pay said amount; provided, however, that in all events the unpaid balance thereof shall become immediately due and payable immediately after the closing of the sale of the Company's operations in Australia or upon a Change of Control. As used above, a "Change of Control" means the closing of the sale for cash of the Company or substantially all of its assets (whether by merger or by a sale of substantially all of the Company's assets) or the closing of any other transaction involving the Company whereby the common shareholders of the Company immediately prior to the closing of such transaction no longer own, after closing, more than 50% of the common stock of the Company or its successor.

         2. The Company and Mr. Wagda agree that, as of the date hereof, options to purchase five thousand (5,000) shares of the Company's stock are vested under the Option Agreement.

         3. Exhibit A to the Option Agreement is replaced with Exhibit A attached to this agreement.

         4. In all other respects, the Option Agreement will remain in effect

         If the foregoing is agreeable, please sign a copy of this letter and return it to the undersigned.



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                                        Very truly yours,

                                        BRIGHTSTAR INFORMATION TECHNOLOGY
                                        GROUP, INC.


                                        By          /S/ GEORGE SIEGEL
                                          -------------------------------------
                                                      George Siegel
                                                  Chairman of the Board

We agree to the foregoing.

ALTAMONT CAPITAL MANAGEMENT, INC.


By      /s/ JOSEPH A. WAGDA
  -------------------------------
          Joseph A. Wagda
             President

        /S/ JOSEPH A. WAGDA
---------------------------------
          Joseph A. Wagda




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                                    EXHIBIT A

                                VESTING SCHEDULE

CONDITIONS TO VESTING

Upon the continuous service of Option Holder to the Company:

         5,000 options as of June 20, 2000, plus, for services performed from and after September 16, 2000, 300 options per Credited Hour in excess of 80 Credited Hours per Monthly Period. "Credited Hour" and "Monthly Period" are defined in the letter agreement dated September 25, 2000 among the Company, Joseph A. Wagda and Altamont Capital Management, Inc.

AMOUNT EXERCISABLE

All options are 100% exercisable upon satisfaction of conditions to vesting.




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